UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 16, 2024

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

california	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Pkwy, Suite 1400, Las Vegas, NV 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CPSS	The Nasdaq Stock Market LLC (Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01. The registrant disclaims any implication that the agreements relating to the transactions described in this report are other than agreements entered into in the ordinary course of its business.

Warehouse Credit Facility Amended

On December 16, 2024, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its wholly-owned subsidiary Page Eight Funding LLC (the “Borrower”) amended a revolving credit agreement (the "Credit Agreement") and related agreements, all of which have been in place since May 2012, and most recently renewed on July 11, 2024. The agent to act on behalf of the several lenders (“Lenders”) under the Credit Agreement is Citibank, N.A.. Loans under the amended Credit Agreement are to be secured by automobile receivables that CPS now holds or may acquire in the future from dealers, which receivables CPS would then sell or contribute to the Borrower.

Under the Credit Agreement, and subject to its terms and conditions, the Lenders have increased the capacity from $225 million and agreed to lend from time to time prior to the funding termination date up to a maximum of $335 million to be outstanding at any time. The advance percentage is dependent on characteristics of the pledged receivables, the terms of future term securitizations executed by CPS, and on performance of receivables purchased by CPS within the preceding three years, as to which there can be no assurance. The funding termination date is July 15, 2026 or earlier upon the occurrence of defined funding termination events. The amounts outstanding could become due at an earlier date, if any of certain defined events of default were to occur.

Loans under the Credit Agreement bear interest at a floating rate set as a margin above the secured overnight financing rate. In connection with amendment of the Credit Agreement, CPS has paid a closing fee of approximately $880,000.

Affiliates of Citibank, N.A. have also performed investment banking and advisory services for CPS from time to time, for which they have received customary fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to item 1.01 is incorporated herein by reference.

Warehouse Credit Facility

CPS first incurred indebtedness under the revolving credit agreement in May 14, 2012. CPS intends to incur indebtedness from time to time as it acquires motor vehicle receivables from dealers. CPS does not undertake to provide updates regarding the amount of indebtedness outstanding from time to time, and no inference should be drawn that such indebtedness has not changed.

Item 9.01. Financial Statements and Exhibits.

Neither financial statements nor pro forma financial information are filed with this report.

One exhibit is included with this report:

99.1	News release re amendment of credit facility.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: December 20, 2024	By: /s/ Denesh Bharwani
Denesh Bharwani Executive Vice President and Chief Financial Officer Signing on behalf of the registrant

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